Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 35 to the Registration Statement of CRM Mutual Fund Trust (Form N-1A; File No. 333-123998) of our report dated August 22, 2019 on the financial statements and financial highlights of CRM Mutual Fund Trust (comprising, respectively, CRM Small Cap Value Fund, CRM Small/Mid Cap Value Fund, CRM Mid Cap Value Fund, CRM All Cap Value Fund and CRM Long/Short Opportunities Fund) included in the Annual Report to shareholders for the fiscal year ended June 30, 2019.

/s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania

October 25, 2019